EXHIBIT 11
                 Statement re: Computation of Per Share Earnings

                                                                                  Three Months Ended      Three Months Ended
                                                                                      March 31, 2000          March 31, 1999
                                                                                  ------------------      ------------------
Basic Net Income(Loss) per Common Share:
Numerator:
   Net income(loss) for the period                                                    $    (232,215)               (345,618)
   Series A Preferred Stock Dividends                                                       (75,000)                (75,000)
                                                                                  ------------------      ------------------
     Net income(loss) attributable to common shares                                   $    (307,215)               (420,618)
                                                                                  ==================      ==================
Denominator:
   Actual common shares outstanding:
          Beginning of period                                                             2,029,313               1,943,935
          End of period                                                                   2,020,278               1,963,935
          Weighted average for the period
         (Based on the actual time which the
          incremental shares, if any, were outstanding)                                   2,026,176               1,944,602
                                                                                  ==================      ==================

Basic net income(loss) per common share                                               $      (0.15)                   (0.22)
                                                                                  ==================      ==================


Diluted Net Income(Loss) per Common Share:
Numerator:
Net income(loss) attributable to common shares                                        $    (307,215)               (420,618)
                                                                                  ==================      ==================
Denominator:
     Weighted average common shares outstanding                                           2,026,176               1,944,602
     Effect of common share equivalents resulting from
       "in-the-money" stock options outstanding
       during the period                                                                    -     *                 -     *
     Additional shares from assumed conversion
        of convertible debentures                                                           -     *                 -     *
     Additional shares from assumed conversion
        of Series A preferred stock                                                         -     *                 -     *
                                                                                  ------------------      ------------------
     Weighted average number of common and
       common equivalent shares used to calculate
       diluted net income(loss)  per common share                                         2,026,176               1,944,602
                                                                                  ==================      ==================

Diluted net income(loss) per common share                                             $      (0.15)                   (0.22)
                                                                                  ==================      ==================


* Note: The assumed conversion of the convertible debentures and the Series A preferred stock and the effect of "in-the-money" stock options were excluded from the 2000 and 1999 computations of diluted net income(loss) per share because the effects would be antidilutive.